UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.     20549


SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 2)


JETFORM CORPORATION
(Name of Issuer)

Common Shares
(Title of Class of Securities)

477155105
(CUSIP Number)

Check the following box if a fee is being paid with this statement (. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more then five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class. ) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Act of
1934 ("Act") or otherwise subject to the liabilities of that section of the
Act but shall be subject to all other provisions of the Act (however, see the
Notes).
CUSIP No.	47715505			13G			Page 2 of 5 Pages

1.	NAME OF REPORTING PERSON
	S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

	Knight, Bain, Seath & Holbrook Capital Management Inc.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
								(a)									(b)    	x

3.	SEC USE ONLY

4.	CITIZENSHIP OF PLACE OR ORGANIZATION

	Incorporated in the Province of Ontario, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:
	5.	SOLE VOTING POWER
		385,000 Common Shares

	6.	SHARED VOTING POWER
		NIL

	7.	SOLE DISPOSITIVE POWER
		385,000 Common Shares

	8.	SHARE DISPOSITIVE POWER
		NIL

9.   	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	385,000 Common Shares

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
	Not Applicable

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	2.83%

12.	TYPE OF REPORTING PERSON*

	IA
CUSIP No.	47715505			13G			Page 3 of 5 Pages

Item 1 (a)	Name of Issuer

		JETFORM CORPORATION

Item 1(b)	Address of Issuer's Principal Executive Offices

		560 Rochester Street
		Ottawa, Ontario
		Canada    K1S 5K2

Item 2(a)	Name of Person Filing

		Knight, Bain, Seath & Holbrook Capital Management Inc.

Item 2(b)	Address of Principal Business Office

		l Toronto Street
		Suite 708
		Toronto, Ontario
		M5C 2V6

Item 2(c)	Citizenship

		Canada

Item 2(d)	Title of Class of Securities

		Common Shares

Item 2(e)	CUSIP Number

		477155105

Item 3 	If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b),
check	whether the person is filing is a:
		(a)	[	]	Broker or Dealer
		(b)	[	]	Bank
		(c)	[	]	Insurance Company
		(d)	[	]	Investment Company
		(e)	[X] Investment Adviser
		(f)	[	]	Employee Benefit Plan, Pension Fund or
					Endowment Fund
		(g)	[	]	Parent Holding Company
		(h)	[	]	Group

CUSIP No.	47715505			13G     Page 4 of 5 Pages

Item 4		Ownership

		(a)	Amount Beneficially Owned

			385,000 Common Shares

		(b)	Percent of Class

			2.83%

		(c)	Number of shares as to which such person has:

			(i)	sole power to vote or to direct the vote
				385,000 Common Shares through Investment
				 Adviser  - Knight, Bain, Seath & Holbrook Capital
				Management Inc.

			(ii)	shared power to vote or to direct the vote
				Not Applicable

			(iii)	sole power to dispose or to direct the disposition of
				385,000 Common Shares through Investment
				 Adviser  - Knight, Bain, Seath & Holbrook Capital
				Management Inc.

			(iv)	shared power to dispose or to direct the disposition of
				Not Applicable

Item 5		Ownership of 5% or Less of a Class

		If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following  [  x  ].


Item 6		Ownership of More than 5% on Behalf of Another Person

		Not Applicable


CUSIP No.	47715505			13G			Page 5 of 5 Pages

Item 7		Identification and Classification of the Subsidiary Which Acquired
		the Security Being Reported on By the Parent Holding Company

		Not Applicable

Item 8		Identification and Classification of Members of the Group

		Not Applicable

Item 9		Notice of Dissolution of Group

		Not Applicable

Item 10	Certification

		By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

		Signature

		After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

							February 13,  1997
							____________________________
							Date
							(s)\Peter G. Pennal
							____________________________
							Signature

							PETER GEORGE PENNAL,
							Vice-President/Secretary-Treasurer
							____________________________
							Name/Title